Exhibit 99.1

SIX FLAGS INITIATES STOCK REPURCHASE PROGRAM

Company also receives credit rating upgrade from Standard & Poor’s

Grand Prairie, TX — February 24, 2011 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company, announced today that its board of directors has approved a stock repurchase plan that permits the company to repurchase up to $60 million of common stock over a three-year time period.

“The decision to initiate a share repurchase plan reflects the board of director’s confidence in the company’s future capabilities,” said Jim Reid-Anderson, Six Flags’ Chairman, President and Chief Executive Officer. “We believe this plan is a sound use of our cash and a responsible way to enhance shareholder value.”

In addition, Standard & Poor’s announced today that it is raising the company’s corporate credit rating to ‘BB-’, a one notch upgrade, which pursuant to the terms of the company’s credit agreement immediately reduces the company’s rate of borrowing on their senior term loan by 25 basis points.

About Six Flags Entertainment Corporation
Six Flags Entertainment Corporation is the world’s largest regional theme park company with 2010 revenue of nearly $1.0 billion and 19 parks across the United States, Mexico and Canada. Six Flags Over Texas, the company’s flagship location, is celebrating its 50th anniversary season in 2011.

Contact:

Nancy Krejsa

Senior Vice President

Investor Relations and Corporate Communications

+1-972-595-5083

nkrejsa@sftp.com